Exhibit 23.1

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 is a part, of the report dated July 7, 2008 relative to the financial statements of Greenwood Gold Resources, Inc. (an exploration stage company) as of May 31, 2008 and for the period from March 26, 2008 (date of inception) through May 31, 2008.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

RANDALL N. DRAKE, CPA, PA
Randall N. Drake, CPA, PA

Clearwater, Florida

July 16, 2008